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                                                                     EXHIBIT 4.6


                                   AMENDMENT
                                       TO
                      1989 NON-QUALIFIED STOCK OPTION PLAN
                                FOR DIRECTORS OF
                       ASSOCIATED NATURAL GAS CORPORATION

This Amendment to the 1989 Non-Qualified Stock Option Plan for Directors of Associated Natural Gas Corporation (the "Plan") has been adopted by the Board of Directors of Associated Natural Gas Corporation by unanimous written consent dated as of December 9, 1994, and is effective, except as expressly stated below, as of December 9, 1994.


1. A new "ARTICLE VII ASSUMPTION OF OPTIONS" is hereby added to the Plan, effective as of the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger dated as of October 9, 1994, as amended as of November 28, 1994, among the Company, Panhandle Eastern Corporation, a Delaware corporation and Panhandle Acquisition Two, Inc., a Delaware corporation), as follows:

                                  "ARTICLE VII
                             ASSUMPTION OF OPTIONS

         Effective as of the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger dated as of October 9, 1994, as amended as of November 28, 1994 (the "Merger Agreement"), among the Company, Panhandle Eastern Corporation, a Delaware corporation and Panhandle Acquisition Two, Inc., a Delaware corporation, all references to Common Stock in the Plan shall be deemed to refer to the common stock, $1.00 par value, of Panhandle Eastern Corporation, with appropriate adjustments thereto and to the exercise price of Options based upon the Exchange Ratio (as such term is defined in the Merger Agreement) as contemplated by Section 6.08 of the Merger Agreement, and the Plan and all Options (and related Stock Option Agreements) that remain unexercised in whole or in part as of the Effective Time (as defined in the Merger Agreement) shall be interpreted to provide for, and be consistent with, the assumption by Panhandle Eastern Corporation of such Options granted under the Plan as provided in Section 6.08 of the Merger Agreement."

2. Capitalized terms used in this Amendment without definition are defined in the Plan and are used herein with the meanings ascribed to such terms in the Plan.

3. The Plan, as amended by this Amendment, shall remain in full force and effect in accordance with its terms